Exhibit 10.4

FORM OF PROMISSORY NOTE

US$[•]	Dated July 20, 2022

Reference is made to the Agreement and Plan of Merger, dated as of April 24, 2022, by and among PS Business Parks, Inc., PS Business Parks, L.P., Sequoia Parent LP, Sequoia Merger Sub I LLC and Sequoia Merger Sub II LLC (the “Merger Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

WHEREAS, subject to the terms and conditions set forth in this Promissory Note (this “Note”), for value received, [Sequoia Parent LP][Sequoia Parent 2 LP][Sequoia Parent 3 LP][B9 Sequoia NC Parent LLC], a Delaware limited [partnership][liability company] (“Maker”) hereby promises to pay to B9 Sequoia C Holdco LLC, a Delaware limited liability company (“Holder”) at 345 Park Avenue, New York, NY 10154, or such other place as is designated in writing by Holder, the aggregate principal amount of [•] United States dollars (US$[•]) as is provided herein, together with interest calculated on the balance of the principal sum outstanding from time to time at the rate of 4.16253% per annum (the “Interest Rate”) as calculated herein.

WHEREAS, this Promissory Note is made with effect as of immediately following the Partnership Merger Effective Time.

1. Interest. Interest shall accrue hereunder on a daily basis, calculated on the basis of a 360-day year, at the Interest Rate on the unpaid principal amount of this Note then outstanding, and shall be payable annually in arrears on December 31 of each calendar year, commencing on December 31, 2022, and on the Maturity Date (each, an “Interest Payment Date”). Accrued but unpaid interest on this Note for each Interest Period (as defined below) will be payable in cash on each Interest Payment Date in accordance with Section 2(d); provided, that to the extent that any accrued interest with respect to an Interest Period is not paid in accordance with Section 2(d) on the applicable Interest Date, then the principal amount of this Note shall be increased by the amount of unpaid interest then due and owing for such Interest Period (“PIK Interest”). Following an increase in the principal amount of this Note on the applicable Interest Payment Date by the amount of the PIK Interest (each, a “PIK Payment”), this Note will bear interest on such increased principal amount from and after the date of such PIK Payment. For purposes of this Note, (a) “Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on the date hereof and end on and include December 31, 2022, and (b) “Business Day” means any day other than a Saturday or Sunday or a day on which banks located in New York, New York or generally are authorized or required to close.

2. Payments.

(a) Optional Prepayment. Maker may, at any time, and at Maker’s sole option, prepay all or any part of the principal amount of, and accrued interest on, this Note, without premium or penalty.

(b) Maturity / Mandatory Payment. All outstanding principal in respect of this Note and any interest then accrued whether or not due and payable shall become due and payable at the earlier of (a) five years from the date hereof and (b) sixty (60) days following the written demand by the Holder (such earlier date, the “Maturity Date”).

(c) Application of Payments. Payments under this Note shall be applied (i) first, to the payment of accrued interest hereunder until all such interest is paid and (ii) second, to the re-payment of the principal outstanding hereunder.

(d) Method of Payment. All payments of principal and interest on this Note shall be made by check or wire transfer of immediately available funds to an account or accounts designated by the Holder in writing no later than two (2) Business Days prior to the date on which payment is due. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note.

3. Withholding Tax.

(a) The Holder hereby authorizes the Maker to withhold from or pay on behalf of or with respect to the Holder any amount of U.S. federal, state, local or non-U.S. taxes that the Maker determines that it is required to withhold or pay with respect to the Holder, and any such amounts withheld shall be treated as having been paid to the Holder for all purposes hereunder. To the extent that the cumulative amount of any withholding or payment of such taxes required for any period exceeds the amount payable to the Holder for such period, the amount of such excess may, at the option of the Maker, be satisfied out of amounts to which the Holder would otherwise be subsequently entitled. If no such payments are subsequently due to the Holder, the Holder shall duly and punctually pay or cause to be paid over to the Maker any such excess amount. The Maker shall be entitled to take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to the Holder.

(b) The Holder shall indemnify the Maker for the full amount of any taxes that, as determined under applicable law, should have been withheld from payments made to the Holder under this Section 3 and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. At the option of the Maker, in its sole discretion, any such amount shall be satisfied out of amounts to which the Holder would otherwise be subsequently entitled. If no such payments are subsequently due to the Holder, the Holder shall duly and punctually pay or cause to be paid over to the Maker any such amount.

(c) The Holder shall deliver to the Maker, at the time or times prescribed by applicable law, a properly completed and executed Internal Revenue Service Form W-9.

(d) The Holder’s obligations under this Section 3(d) shall survive the dissolution, liquidation or winding up of the Maker.

4. Payment of Taxes. The Maker shall file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by it, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that the Maker shall not be required to pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Maker on a timely basis in good faith and in appropriate proceedings and the Maker has established adequate reserves therefor in accordance with GAAP on the books of the Maker or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition or assets of the Maker taken as a whole.

5. Event of Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a) If Maker fails to pay when due any payment of principal or interest on this Promissory Note;

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (iv) makes an assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator, or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 20 days. In the event of any bankruptcy, liquidation or dissolution of Maker, Holder’s rights are superior to any member or shareholder of Maker to share in the assets of Maker.

(d) If Maker shall be in default in the performance or observance of any other covenant, agreement, or duty under this Note and such default shall continue uncured for a period of 15 days following Maker’s receipt of notice of such default.

Upon the occurrence of an Event of Default, unless such Event of Default has been cured or waived by Holder, Holder may, at its option, (i) by written notice to Maker, declare the principal sum of this Note, together with al accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right, whether by filing suit against Maker or otherwise, to collect from Maker all sums due to Holder under this Note; provided that if an Event of Default described in section (ii) or (iii) of the definition thereof occurs, the entire unpaid principal sum of this Note, together with all accrued interest thereon, shall automatically become immediately due and payable without any action of Holder. Maker shall pay all reasonable out-of-pocket costs and expenses incurred by or on behalf of Holder in connection with Holder’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorney’s fees.

Maker hereby waives diligence, presentment for payment, notice of non-payment, and notice of protest.

6. Registered Form. This Promissory Note is issued solely in registered form. Maker shall keep a register at its principal office which shall provide for the registration of this Promissory Note and the registration of transfers of this Promissory Note (the “Note Register”). Prior to due presentment of this Promissory Note for registration of transfer, the person in whose name this Note shall be registered shall be deemed and treated as the owners and holder thereof for all purposes herein. The Holder shall be permitted to assign all or any portion of its rights and obligations under this Promissory Note to any person; provided that such Holder provides Maker notice of the name and address of such assignee within 10 days after such assignment. Upon receipt of such notice, Maker shall record the name and address of such assignee on the Note Register.

7. Notices. Notices hereunder shall be provided by Federal Express (or, if Federal Express is not available, such other nationally recognized overnight carrier service) to the following addresses (or such other address as one party shall notify the other party in writing):

If to Maker:	[Sequoia Parent LP][Sequoia Parent 2 LP][Sequoia Parent 3 LP][B9 Sequoia NC Parent LLC]
c/o Blackstone Real Estate Advisors
345 Park Avenue
New York, NY 10154

If to Holder:
B9 Sequoia C Holdco LLC
c/o Blackstone Real Estate Advisors
345 Park Avenue
New York, NY 10154

8. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof. Each party hereto agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note shall be, except to the extent otherwise required by applicable law, commenced exclusively in the Court of Chancery of the State of Delaware and appellate courts therefrom, or, if such courts decline jurisdiction, any federal courts sitting in the State of Delaware and appellate courts therefrom. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

9. WAIVER OF JURY TRIAL. MAKER AND HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER DOCUMENT RELATED HERETO AND FOR ANY COUNTERCLAIM THEREIN.

10. Miscellaneous. Maker, or Maker’s heirs or assigns, hereby waives acceptance, diligence, presentment, protest and demand and notice of acceptance, protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that Holder may accept security for this Note or release security for this Note, all without in any way affecting the liability of Maker hereunder.

11. Integration. This Note represents the complete agreement of Maker and Holder with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either Maker or Holder relative to the subject matter hereof not expressly set forth or referred to herein.

12. Amendment; Assignment. None of the terms or provisions of this Note may be waived, altered, modified or amended except by an instrument in writing, duly executed by Maker and Holder. This Note and all rights, remedies and obligations hereunder and thereunder shall inure to the benefit of and be binding upon Maker and Holder and their respective successors, heirs and permitted assigns; provided, however, that (i) except to one of Maker’s direct parent entities, this Note may not be assigned by Maker without the prior written consent of Holder, which consent may be withheld at the sole and absolute discretion of Holder, and (ii) this Note may be assigned by Holder in accordance with Section 6.

13. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Holder, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by requirements of law.

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[Sequoia Parent LP][Sequoia Parent 2 LP][Sequoia Parent 3 LP][B9 Sequoia NC Parent LLC]

By: Sequoia Parent GP LLC, its general partner

By:
Name:
Title: